EXHIBIT 99.1

                                CEMAX-ICON, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Terry Ross, Jeremy B. Rubin, M.D. and Gregory C. Patti, or any of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the special meeting of shareholders of Cemax-Icon, Inc. (the "Company") to be held on June __, 1997, at _____________, _____________, _____________, _____________,
and at any postponement or adjournment thereof, in connection therewith to vote and present all of the shares of Common Stock ("Cemax-Icon Common Stock") of the Company which the undersigned would be entitled to vote as follows:

1. To consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), dated as of May 13, 1997, among Cemax-Icon, Imation Corp. ("Imation") and CI Acquisition Corp., a direct, wholly owned subsidiary of Imation ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will be merged with and into Cemax-Icon (the "Merger") and Cemax-Icon shall be the surviving corporation (the "Surviving Corporation") and to approve the appointment of Michael O'Donnell and David Titus to act as the representatives of the stockholders of Cemax-Icon (the "Stockholders' Representatives") in connection with the Merger and to withhold up to $200,000 from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of-pocket expenses in acting on behalf of the stockholders of Cemax-Icon in connection with the Merger. If the Merger Agreement is approved and adopted and the Merger becomes effective, (a) each outstanding share of common stock, $0.001 par value, of Cemax-Icon (the "Cemax-Icon Common Stock") (other than shares of Cemax-Icon Common Stock with respect to which dissenters' rights have been properly exercised) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one right (a "Contingent Payment Right") to receive contingent payments of up to $8.50 over a two-year period in cash or shares of Imation Common Stock, based on the gross revenues of the Surviving Corporation following the Merger, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger Agreement, and (b) each share of Series A Preferred Stock, par value $0.001, of Cemax-Icon will be canceled and extinguished, and no payment will be made therefor.

                     FOR [ ]          AGAINST [ ]           ABSTAIN [ ]

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         IF THIS PROXY IS DULY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED, AND WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ABOVE. IF NO INSTRUCTION IS SPECIFIED, THE PROXY WILL BE VOTED FOR ITEM 1.

         The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to such Common Stock and hereby ratifies and confirms all action that said attorneys and proxies, their substitutes, or any of them, may have lawfully taken by virtue thereof.

Dated:  June ____, 1997                     ___________________________________



                                            ___________________________________
                                            Signature(s) of Shareholder

         This proxy should be signed exactly as your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such.


                    PLEASE COMPLETE, DATE AND SIGN THIS PROXY
                     AND RETURN IT IN THE ENCLOSED ENVELOPE.